BELOW IS A TRANSCRIPT OF AN INVESTOR CALL CONDUCTED BY THE TOPPS COMPANY, INC.
ON JUNE 29, 2006:

OPERATOR:

Good day and welcome to The Topps Company first-quarter fiscal 2007 conference call. This call is being recorded and cannot be reproduced or rebroadcast without the express permission of Topps. At this time, for opening remarks and introductions, I would like to turn the call over to Ms. Betsy Brod from Brod &
Schaffer. Please go ahead, ma'am.

BETSY BROD - Brod & Schaffer - IR

Thank you, operator, and good morning, everyone. Welcome to The Topps Company fiscal 2007 first-quarter conference call. Management will begin with formal remarks, and then we'll open the call up to take your questions. Before we begin, I will read the Safe Harbor statement.

Today's call may contain forward-looking statements according to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Although the
Company believes the expectations contained in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.

This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include but are not limited to factors detailed in the Company's filings with the SEC.

With these formalities out of the way, I will turn the call over to Arthur
Shorin, Chairman and CEO. Arthur, you may begin.

ARTHUR SHORIN - The Topps Company - Chairman and CEO

Thank you, Betsy, and good morning, everyone. Thanks for dialing in. With me today are Scot Silverstein, President and COO, and Cathy Jessup, Vice President
and CFO.

Cathy will provide a comprehensive analysis of Q1 and a financial outlook for the balance of the year. Scott will take you through a business update, and in the time remaining, we will take some questions. So over to you, Cathy.

CATHY JESSUP - The Topps Company - VP and CFO

Great, Arthur, thank you, and good morning, everyone. I will be taking you through a review of Topps' financial results for the first quarter ended May 27,
2006, as well as providing an update on our financial expectations for the full fiscal year.

As you will hear, the year is off to a strong start as we continue to progress against the strategic initiatives detailed on the last conference call. Net income in the quarter is up 79% from last year on the strength of both higher sales and improved margins. So while we're still in the early stages of the implementation of our strategic plan, initial evidence,

underscored by favorable Q1 results, suggest that we are on the right track to deliver significantly improved earnings and shareholder value.

Going into the financial results, consolidated net sales for the first quarter increased 3% to $81 million from $78.6 million in the quarter last year. Weaker foreign currencies than last year served to reduce sales in the quarter by $1 million. And in constant dollar terms, net sales increased 4.3%.

Income from operations for the quarter was $1.6 million versus $507,000 last year, and net income in the quarter this year was also $1.6 million, as interest income and taxes offset one another, and that was $0.04 per diluted share compared with $897,000 or $0.02 per diluted share last year.

In terms of sales, net sales of worldwide confectionary products were $42.7 million, a 3% decline from $44 million in last year's first quarter. The sales decline in the quarter was largely due to a shift in timing of U.S. prepacks, which are boxes combining sports and confectionary products sold primarily to our smaller retailers, and the shift stemmed from the timing of the new baseball agreement. In addition, Bazooka sales were soft in the period leading up to the relaunch.

However, U.S. sales of Baby Bottle Pops increased in the quarter, reflecting the success of the new 2DMax line extension. And international candy sales were also up, driven by Mega Mouth Spray and Juicy Drop Pop in Europe, as well as stronger lollipop sales in Latin America.

Turning to the profitability of the confectionary segment, as noted previously, this is the first quarter of our new reporting format, where we are showing the financial performance of our segments net of direct overhead. Our definition of direct overhead includes personnel costs directly associated with the segments, as well as business-specific costs such as storage, conventions, broker commissions and merchandising fees. It does not include corporate personnel costs such as finance, MIS, human resources or legal, or shared costs which would have to be allocated, such as rent, professional fees, most insurance, and hardware/software costs.

On this new reporting basis, confectionary margins were 17.6% in the quarter this year versus 12.7% on the same basis last year. The 4.9 point improvement was driven by a combination of manufacturing rebates, changes in the number of our candy products to remove high-cost components and features, some other expense reductions and some pricing benefits.

Turning to the entertainment segment, first-quarter net sales of $38.3 million were $3.7 million or 10.8% ahead of last year. The key factor in the entertainment top-line growth was an almost doubling of sports sales, driven by a spectacular turnaround in the U.S. sports car business and the sales products featuring the World Cup in Europe.

                                      -2-

As we've explained, the renegotiation of our licensing arrangement with Major
League Baseball this last year resulted in a reduction in the number of market participants from four to two and placed a cap on the number of products in the marketplace. We pushed hard for these measures, which we believe are significant not only for Topps, but also for the long-term health of the sports card industry.

This new arrangement, combined with our very strong product lineup, resulting in significantly higher sales per [technical difficulty] first quarter. For example, on each of our Bowman baseball and [Simon's] baseball products, sales were up over 60% versus year-ago levels.

We also experienced strong percentage increases on sales of football and basketball products in the first quarter. Sales of Draft Picks and Prospects, a football product, were more than twice last year's level.

Overseas, European sports sales in the quarter also far surpassed fiscal '06 levels due to the addition of products surrounding the English and Italian World
Cup teams. Sales of noncore publishing products in the quarter were below last year, which benefited from a very successful Star Wars release. Key releases in this year's quarter featured Pokemon, WWE and Superman licenses. And WizKids sales in the quarter were also below year-ago levels, due to a continued soft gaming industry and the absence of a strong successor to last year's Pirates product.

The sales softness at WizKids was a key factor in the decline in the entertainment segment's margins, which were 4.3% after direct overhead in this year's quarter compared to 7.2% last year. Additionally, higher returned provisions on both WizKids and European sticker album products impacted entertainment margins in the quarter this year.

Having spoken about the performance of each of our segments, I would now like to turn to the consolidated P&L. The gross profit margin in the quarter was 34.5%, a decrease of 70 basis points from last year. Roughly half of the decrease was due to an increase in the proportion of entertainment sales this year, which have higher product development, content and royalty costs than confectionary products. The other half was due to increased costs, primarily for autographs and relics on certain sports products, as well as the higher returned provisions at WizKids and in Europe mentioned earlier.

SG&A in the quarter was $26.3 million, a decrease of $800,000 from 27.1 million last year. As a percent of sales, SG&A improved 2 percentage points to 32.5%
from 34.5% in the quarter last year. Within SG&A, marketing costs in the quarter were flat as compared to last year's level at $10 million, despite an increase in advertising and promotional support for our baseball products. Our marked-to-market adjustments on foreign currency contracts, now included in
SG&A, were unfavorable by $800,000, a function of the change in trend from a strengthening dollar in Q1 last year to a weakening dollar during the first quarter of this year.

                                      -3-

Third and most important, the overhead component of SG&A decreased $1.6 million in the quarter from the prior-year levels. The majority of this decrease was in the area of indirect costs and reflects the benefits of the reorganization implemented last September, as well as cost reduction efforts related to pension, post-retiree medical, legal, consulting and insurance costs which are now taking hold. In addition, we realized direct confectionary overhead savings this year on merchandising and storage-related expenditures. Costs related to the expensing of stock options, which are present in our financials for the first time this quarter, amounted to $55,000.

The Company announced further workforce reductions earlier this month at WizKids at our New York and Pennsylvania offices, which will generate roughly $3.3 million in additional annualized savings. We expect to recognize severance and other costs of approximately $1.7 million related to these reductions in the second quarter. These actions are further evidence of our focuson streamlining operations and reducing costs wherever possible.

Going further down the P&L, interest income was relatively flat at approximately
$700,000 year over year as higher yields on our cash investments offset a lower average cash balance. And finally, our Q1 tax rate of 31.7% reflects our current estimate for the full-year effective rate.

Moving to the balance sheet and cash flow, cash and cash investments combined at the end of the quarter were $79.6 million, a decrease of 1.8 million from the end of fiscal '06.

Working capital excluding cash and cash investments increased by approximately
$2.4 million from the end of fiscal '06. This was a result of a $7 million increase in accounts receivable stemming from a $12 million seasonal increase in confectionary sales versus the fourth quarter, a $5 million increase in inventories, primarily as a result of purchases of relics and autographs for future sports products, partially offset by a $6 million increase in accrued liabilities as a function of the timing of payments for sports royalties, inventory and advertising, combined with smaller reductions in prepaid assets.

We spent $600,000 on capital expenditures during the quarter, $400,000 of which was for continued investment in ERP projects and systems infrastructure in the
U.S. and Europe directed at improving efficiencies related to purchasing, order entry and shipping.

We also returned a further $6.5 million to our shareholders in the quarter. $4.9 million of that was in the form of share repurchases, which totaled 574,979 shares at an average price of $8.47 per share. This leaves 3.4 million shares remaining under our current repurchase authorization. And we paid our regular quarterly cash dividend of $0.04 per share for a total dividend-related cash outlay in the quarter of 1.6 million.

Finally, stockholders' equity at the end of the quarter was $203.7 million as compared with $204.6 million at the end of fiscal 2006, a function of share repurchases and

                                      -4-

dividend payments, partially offset by net income and the foreign currency impact of the weaker dollar during the quarter.

Now I'd like to share with you our financial outlook for the balance of fiscal
2007. In summary, we expect to report mid-single-digit sales growth and achieve significant operating leverage, resulting in earnings of approximately $0.25 to
$0.30 per diluted share, excluding the one-time severance and proxy-related costs referenced earlier. On the confectionary business, the outlook is for solid sales increases. The relaunch of Bazooka continues to be a key factor in domestic top-line growth. We have secured placement at a number of key accounts on the core product lines and expect orders to be boosted by advertising, which begins in August. In addition, continued distribution gains of 2DMax, along with the introduction of [Vertigo], an extremely innovative new lollipop set to be introduced in the fourth quarter, will serve to drive sales levels above last year.

We expect confectionary margins after direct overhead to remain several points above last year's level of 13.9%, due to continued improvements in product costs and obsolescence, combined with the leverage of overhead costs. Raw material costs, particularly sugar, plastics and the weakening of the U.S. dollar, are putting pressure on our third-party manufacturers, however, and we're working with them in an attempt to help mitigate these costs.

Turning to entertainment, our outlook now also calls for mid-single-digit sales increases on this segment, an improvement from our initial plan, which anticipated a modest sales reduction. The increase is driven by extremely strong sales results to date on the U.S. sports business, which we expect to continue.

Clearly, the reduction in market participants and products and our strong product lineup, as well as our investment in television advertising and in-stadium promotions, are having a very positive impact. The forecast also reflects higher sales of European sports products, primarily as a result of the addition of World Cup products in the first quarter.

On non-sports publishing, the lack of a license comparable to last year's Star
Wars or WWE will likely result in lower sales this year than last. And we're forecasting that WizKids sales will continue to trend below year-ago levels over the near term, a function of continued softness on their core product lines and a reduction in sales of constructible strategy games after a strong fiscal '06.

We are expecting full-year entertainment margins to be approximately 11%, net of direct overhead, which is about 2 points above last year's levels. This represents a significant improvement over first-quarter fiscal '07 margins, which absorbed higher advertising and promotional costs in support of our new baseball licensing arrangement and unusually high return provisions on sales of
European entertainment products.

Year-over-year margin expansion on the entertainment segment will come from higher U.S. sports volumes on fewer releases and a reduction in U.S.
entertainment advertising expenditures, without anticipating a significant pickup at WizKids.

                                      -5-

Moving to overhead, our cost savings measures are now beginning to add up.
Specifically, the reorganization and headcount reductions put in place last
September will result in $2.5 million in savings this year, with another $3.3 million benefit to come next year from the reductions just announced. And we've reduced indirect costs such as pension, retiree medical and other professional fees by a further $2 million. Additionally, we've made certain reductions at
WizKids and our Internet operations.

These actions combined result in almost $9 million in overhead cost savings, roughly $6 million of which can be realized in this fiscal year. However, partially obscuring the improvement in costs versus year-ago levels are certain one-time events, namely the absence of a $1.8 million net legal settlement realized at WizKids last year, over $1 million in costs related to the proxy contest and higher severance costs this year than last.

Last, we're predicting a full-year tax rate of 31.7%, in line with the rate booked in the first quarter.

In summary, our fiscal '07 outlook calls for significantly improved financial performance as we drive growth both top and bottom line. We are increasing revenues through a combination of means, including product innovation, sourcing changes and creative solutions to industry issues. And we are improving profitability by attacking every line of the P&L.

The first quarter exemplifies the success of these efforts, and I look forward to reporting continued strong performance at the end of our second quarter. Now
I'll turn it over to you, Scott.

SCOTT SILVERSTEIN - The Topps Company - President and COO

Thanks, Cathy. Good morning, everybody. We are pleased with the results of the first quarter, which show improvement against both last year and our internal plan. While there is still much to be done, we are encouraged by these early results, as they reflect our efforts over the past year.

In fact, since we announced the termination of the candy sale process last
September, we have executed against a wide array of objectives, including changing the organizational structure to promote a culture of accountability;
reducing U.S. compensation costs by approximately 20%, which should net annualized savings before inflation of roughly $5.8 million; reducing indirect costs by about 2 million in fiscal 2007 by freezing our pension plan, capping retiree medical benefits and lowering insurance, legal and consulting expenses;
dramatically restructuring the sports category; relaunching the Bazooka brand and relocating manufacturing to a lower-cost supplier; cutting product costs in both the sports and entertainment segments; and continuing to add new talent to complement our existing leadership and support our strategic initiatives.

                                      -6-

In addition to the strategic hires we discussed in our last call, we have recently brought on board Sherry Schultz, our new GM of the confectionary business, who brings a wealth of relevant experience, most recently as VP of
Global Business Development at Adams, and [Jo Houck], who brings more than 10 years of experience at Wizards of the Coast, as our new head of marketing and sales at WizKids.

In short, this is a company that is making significant progress against its objectives and taking concrete steps to deliver shareholder value.

Now, turning to the first quarter, although consolidated net sales of candy products were down 3%, confectionary margins net of direct overhead increased to
17.6% from 12.7% last year. The sales reduction was principally due to lower than expected sales of Bazooka as we transition the line, as well as the shift in our shipments of Grand Slam prepacks into the second quarter, which is a product that contains a number of candy SKUs together with a full set of baseball cards and that was delayed thisyear due to a revised production schedule of the full set that related to our new baseball deal.

We are also making solid progress against our strategic plan, which is centered on four basic planks -- namely, furthering Topps' reputation as a leader in kids' confectionary, creating and maintaining a robust product development pipeline, expanding retail distribution beyond the front end, and controlling costs.

As we've discussed in the past, a critical component of our overall plan relates to the establishment of a more disciplined and effective product development program that delivers fewer, bigger, better products. That program is well underway and with a principal goal of producing candy products that extend beyond our current audience, which are primarily kids 6 to 11.

Our first entry is a unique product called Vertigo, which leverages our experience in making [the positive] lollipops and marries it with chocolate. The result is a terrific piece of candy that tastes great and has a broader target audience than we are accustomed to. We have encouraging quantitative research on the product, which was recently introduced to select buyers at the candy show in
Chicago, with very favorable early feedback.

We're moving ahead with our Bazooka relaunch. Earlier in the year, we relocated our Bazooka manufacturing and in the first quarter began shipping new Bazooka twistwrap in a tub and box format, complete with a new longer-lasting chew, improved packaging and a sharper retail price. We're now following that up with
Bazooka 12-pack and a new Party Box, two of our best-selling SKUs in the line.
Advertising for Bazooka is scheduled for the early fall, and we think we have a breakthrough campaign in the works.

We're also making headway in our effort to expand distribution beyond the front end. Currently, we are heavily reliant on checkout distribution, and we believe we can strengthen the business by building secondary in-store placement through merchandising and display vehicles, gaining distribution in other parts of the store such as the bag or

                                      -7-

gondola sections and driving incremental placement sales through more developed seasonal business.

Measurable progress has been made on each of these initiatives. Specifically, we're driving secondary placement through an innovative clip-strip design for
Bottle Pop and Juicy Drop Pop. These clip-strips, which can be displayed virtually anywhere in a store, are currently rolling out with targeted distribution goals of 30,000 stores. We also have early positive news on our efforts to gain more permanent placement beyond the front end.

In July, we will gain gondola distribution of new Bazooka Party Box and four-count Ring Pop at Wal-Mart. In addition, with our new Bazooka lineup and the rollout of Vertigo planned late in the year, we believe we are developing product formats that will drive back-of-the-store placement. Although still very early, trade response to our Vertigo peg-bagged item has been positive.

And we're making inroads in the seasonal business. For the first time in recent history, we have the Bazooka Halloween SKU that has been sold to over 40 of our largest customers, including Wal-Mart, Kmart and CVS. And we have also created
Halloween[count] goods for Ring Pop and Bottle Pop.

Finally, as you can see in the margin improvement year on year, we're devoting more attention than ever to controlling cost of goods. This, of course, is an imperative in the current environment, as commodity prices have risen rapidly over the last year. Accordingly, we're focusing more resources on this part of the business than ever before in an effort to control rising costs, including a complete breakdown of the product lines to squeeze out non-value-added costs and an ongoing review of our overseas outsource manufacturing partners to find additional efficiencies.

Moving to entertainment, we experienced strong top-line growth in order, fueled by robust sales of our U.S. sports business and international World Cup football releases. Entertainment margins, net of direct overhead, declined on a year-over-year basis, however, primarily as a result of weak performance by
WizKids and higher returns provisions on the European entertainment business.

Clearly, the brightest spot at the moment and the most important component of our entertainment segment is U.S. sports cards, which increased by more than 50%
in the quarter as we began to see the benefits of the new licensing environment and effective product development and marketing programs.

The U.S. sports card program reflects the tangible progress we've made against our strategic plan for this part of the entertainment business. The plan has three core elements, which we refer to as Stop the Madness, Own the Hobby, and
Bring Them Back. I will talk a little bit about each.

                                      -8-

Stop the Madness is a long-term strategic initiative designed to address product proliferation, one of the key causes of the industry's decline over the last decade. In the last year, we have worked with our license source to do just that, resulting in a reduction in the number of licensees and overall products in the marketplace. We are already seeing the early benefits of this reduction through increasing volumes per release and better sell-through rates at retail.

Having cleaned up the market, the next strategic plank is to Own the Hobby. The hobby remains a critical piece of the overall card category and is still a major driver of revenue and profit. To gain share in this arena, we set our sights on building on the success of our popularly priced products and making significant inroads with higher-priced offerings tailored to serious collectors, a consumer segment we've had difficulty penetrating.

To date, we're delivering on both counts. Through a new approach to product development, we delivered some compelling high-end offerings in the first quarter, including Topps Triple Threat and Cosigners Baseball that generated a great deal of interest and enthusiasm among serious collectors. Sales of our popularly priced products shipping in the second quarter are experiencing very positive sell-in levels. All in all, excellent performance that is driving impressive results.

Finally, as for our Bring Them Back strategy, we're dedicated to reaching out and bringing back kids into the fold. In a relatively short period of time, we've engineered a number of exciting programs and have brought more energy to this initiative than the categories have seen in many a year. We have, for example, negotiated in-stadium promotions with each of the 30 teams in Major
League Baseball; participated in a co-op TV advertising campaign directed exclusively to kids; marketed with kid-friendly brands, including 2K Sports, EA
Sports and SI for Kids to drive interest; and are developing new products in association with the leader in kids' marketing.

While it is difficult to measure precisely these efforts, we are encouraged by our sell-through of our kid-focused products such as Opening Day Baseball and
Bazooka Baseball, which are showing sales velocity far in excess of the prior year. In short, we are quite pleased with early indications and are confident that the momentum will continue in the second quarter.

As for WizKids, the market remains a difficult one and we are responding appropriately by focusing in on smaller core product lines and downsizing accordingly. We continue to believe that gaming is an appropriate addition to our product portfolio and one that is capable of producing meaningful results.
The recent steps taken to prune the product line and reduce overhead are designed to put us in the best position to capitalize on that promise.

In sum, this has been a very productive period for Topps. We have been executing against the action plan that was generated from last year's strategic review and making consistent progress. We have a more effective organizational structure in place, a clear

                                      -9-

view of each of our business segments and a detailed plan to deliver long-term growth and improved profitability. There is much work still to be done, and we look forward to keeping you posted on our progress. Arthur?

ARTHUR SHORIN - The Topps Company - Chairman and CEO

Thank you, Scott. Before we take some questions, I would like to briefly discuss an important matter with respect to our upcoming annual meeting. As I'm sure most of you know, a group of dissident stockholders have initiated a proxy contest to elect its own slate of nominees to the Topps Board of Directors.

Shareholders should be receiving Topps' definitive proxy statement and will receive further materials in the future explaining why our Board recommends that all shareholders vote their shares in favor of Topps' director nominees. The
Board and I are confident that continued execution of Topps' strategic plan --
you've seen the first results today -- will deliver significant value to the
Company's shareholders.

With that, let me reemphasize that the purpose of today's conference call is to discuss first-quarter results, and I ask that you please confine questions to this topic. We will not take any questions regarding the annual meeting or the proxy contest.

So with that, operator, we are ready to open it up for questions.

Q U E S T I O N S A N D A N S W E R S

OPERATOR

(OPERATOR INSTRUCTIONS). Jim Barrett, CL King Associates.

JIM BARRETT - CL King Associates - Analyst

Scott or Arthur, could you talk about the U.S. baseball card business for a minute? It sounded like you had a terrific sell-in, and Arthur, I think you may have alluded to good sell-through. Can you give us any color on that in terms of just how the sell-through to the consumer is going?

SCOTT SILVERSTEIN - The Topps Company - President and COO

Jim, it's Scott. It's still early to give you a complete picture, but early indications are very positive.

JIM BARRETT - CL King Associates - Analyst

Scott, in terms of measuring your sell-through, is that based upon qualitative feedback from your wholesalers? I mean, how precise is that process?

SCOTT SILVERSTEIN - The Topps Company - President and COO

It's virtually impossible to do it in the hobby channel. But a good part of our volume goes through the mass market, and in certain mass marketed accounts, we do get resell data. We get point-of-sale data. And based on that information, what we have seen to date is very encouraging.

                                      -10-

ARTHUR SHORIN - The Topps Company - Chairman and CEO

I guess one other thing I would add, Jim, is that what's particularly encouraging, too, is that some of the lower-priced product is moving extremely well. And that might suggest that there is some increase in the consumer base itself.

JIM BARRETT - CL King Associates - Analyst

And in what percentage, broadly speaking, U.S. sports cards go through the measurable mass channel, roughly?

SCOTT SILVERSTEIN - The Topps Company - President and COO

It varies, but I would say at this point it's 60%. But it's not -- of that volume, not all of it is measurable. So we don't have tracking information at all of those retail accounts. It's just a couple of the very biggest.

JIM BARRETT - CL King Associates - Analyst

Lastly, Scott, could you just remind me, what is your return policy on your baseball cards?

SCOTT SILVERSTEIN - The Topps Company - President and COO

It really is -- it depends on the account. Within the hobby, it's nonreturnable, and it's a combination of returnable and nonreturnable at mass, depending on the account and other terms.

OPERATOR

Robert Routh, Jefferies & Co.

ROBERT ROUTH - Jefferies & Co. - Analyst

Good quarter. A couple of quick questions. First, I was wondering if you could give us a little bit more detail on the international front in terms of the geographic regions that really seem to be contributing to the results, and whether there are other geographic regions that you think you can make significant inroads going forward that so far you really haven't tapped the potential, given the brand.

And second, I was wondering if you could comment a little bit on whether the
Company -- obviously, you put the confectionary up for sale. It didn't seem to work out because of whatever reason. Is management considering at all at this point either spinning off either divisions or separating the two parts of the
Company or doing anything like that right now, or are you just more focused on the fundamental operating plans that you have already started to put in place?

ARTHUR SHORIN - The Topps Company - Chairman and CEO

To the last point, we are dedicated to growing the entertainment and the confectionary businesses at the same time. The Board is dedicated to maximizing shareholder value, Robert. So if someone is willing to pay a price for any asset of the business which the

                                      -11-

Board felt would be in the best interest of shareholders, I'm confident it would receive very serious consideration.

In terms of international, I think there are no target markets that lie fallow that we're pursuing right now. For example, there's a lot of talk about India and a lot of talk about Russia, etc. But in practical terms, we're not targeting those, at least this year. Nearer to us, on the other hand, are markets like
Germany and the UK, where our sense is that there's a lot of growth that we have yet to generate, especially in the mass parts of those markets. And so we're going after specifically the UK and Germany for some bigger attention.

As you heard Scott reference, I think, we have been able to attract a real professional from the Quaker/Pepsi group who is now heading up marketing and sales for Europe. Of course, he's got to get his sea legs in terms of our business, but we are expecting to see some progress over there as time passes.

ROBERT ROUTH - Jefferies & Co. - Analyst

Great, and just one follow-up. I was wondering if you could comment a little bit on any opportunities that you see in terms of licensing or continuing to leverage not only the Topps brand, but all the other brands and trademarks that currently are owned by the Company, and what you see as the potential there that you may or may not be interested in exploring going forward.

ARTHUR SHORIN - The Topps Company - Chairman and CEO

Scott?

SCOTT SILVERSTEIN - The Topps Company - President and COO

Yes, Robert, we do have a fairly active licensing program on the confectionary side. For a couple of years now, we have been licensing out each of the core brands of Bazooka, Bottle Pop, Ring Pop and Push Pop. It's a nice source of some incremental revenue. We don't think it's a business changer.

Going back I think to last September now, we also hired the [Beamstar] Group to represent us in licensing of the Topps brand. They're doing their thing right now. They're a nationally recognized licensing agent. This is what they do, and they're out showing our stuff to appropriate potential licensees.

ROBERT ROUTH - Jefferies & Co. - Analyst

So is it safe to say that they're showing it to licensees, but so far the fruits of that or the benefits to the Company are not in the numbers and have yet to be realized, so it represents potential upside?

ARTHUR SHORIN - The Topps Company - Chairman and CEO

I think if you were to count on it in terms of large potential upside, you would be overstating the potential. There are people that are interested, but it's really not going to be a major income producer for the Company.

                                      -12-

SCOTT SILVERSTEIN - The Topps Company - President and COO

But it's an initiative that is underway and they're a very good outfit -- one of the, in our estimation, one of the top in the business, and if there's deals out there to be had, they will certainly bring them in.

OPERATOR

[Jeff Lopet, America's Capital].

JEFF LOPET - America's Capital - Analyst

The 3.3 million in savings from --

ARTHUR SHORIN - The Topps Company - Chairman and CEO

Jeff, could you talk louder, please?

JEFF LOPET - America's Capital - Analyst

Sure. The 3.3 million in savings from headcount reduction, can you tell us if that's inclusive of any consulting arrangements -- expenses related to consulting arrangements you may have with terminated employees?

CATHY JESSUP - The Topps Company - VP and CFO

It assumes a transition phase for a number of people. I don't know if that would be considered consulting, but there is an extended phaseout period for certain individuals in certain roles.

SCOTT SILVERSTEIN - The Topps Company - President and COO

Well, the $3.3 million is the annualized savings --

CATHY JESSUP - The Topps Company - VP and CFO

That's annualized savings.

SCOTT SILVERSTEIN - The Topps Company - President and COO

-- savings for next year. The restructuring that was just accomplished a couple of weeks ago contemplates taking up a bunch of that that is out of our -- really principally on the card side, a lot of production manufacturing-related assets that were resident in Duryea, Pennsylvania, moving them up here and implementing a system to accommodate that change, a software solution that's going to help us execute that change. So there is a transition period that needs to take place over the course of a number of months that, depending on the employee and their skill set, they will be phased out over time.

JEFF LOPET - America's Capital - Analyst

What is the aggregate number for those costs?

CATHY JESSUP - The Topps Company - VP and CFO

We haven't really looked at it that way. What I can tell you is that there will be a net negative impact on the P&L this year. But the 3.3 is after we get past the transition. That

                                      -13-

is the annualized savings this year when we are transitioning, and when we're going to be hit with the one-time severance cost, it will have a negative impact on the P&L.

JEFF LOPET - America's Capital - Analyst

What was the share count at the end of the quarter?

CATHY JESSUP - The Topps Company - VP and CFO

Well, I have the -- you're talking about the absolute?

JEFF LOPET - America's Capital - Analyst

Right.

CATHY JESSUP - The Topps Company - VP and CFO

Because I've got the average. I don't have the exact number. It's roughly 39 million shares.

OPERATOR

Dan Kilmurry, UBS.

DAN KILMURRY - UBS - Analyst

I was looking at the structure of the new way that you are reporting segment-wise, and I'm trying to understand -- it doesn't look like you're breaking out cost of goods, gross margins by division and separate overheads.
You're just giving us an operating profit number. Are you intending in the 10-Q to give more clarity on cost of goods -- actual operating overheads at the two divisions?

CATHY JESSUP - The Topps Company - VP and CFO

For the time being, we intend to look at the profitability the way that is being presented here. The big step was to break out the overhead associated with each of the businesses, and that's what we have done. We don't intend to divulge or to show a full P&L for each of the businesses.

DAN KILMURRY - UBS - Analyst

But we in looking at this won't know what those overheads are because if we don't have the cost of goods, we don't know what the direct overhead numbers are. Correct?

CATHY JESSUP - The Topps Company - VP and CFO

That is a fair point. That's a fair point, that we have not provided what the overhead numbers are.

DAN KILMURRY - UBS - Analyst

What I'm sort of driving at is trying to understand better the gross margin number on the overall level, at kind of this 34% gross profit number that you reported or 34.5%, and trying to assess what is the opportunity? Because I am hearing in your comments that you're feeling pressure on your cost of goods due to raw materials and due to

                                      -14-

manufacturing -- your manufacturer is I guess complaining to you about margin squeezes due to cost of goods and things.

And yet, when I look at some of your comparative companies, it seems to me like there is -- comps are reporting higher gross margins than you are. Now, I know you've got a lot of licensing dollars in there for your entertainment business, but the confectionary side doesn't really have much of that. So I'm struggling to try to understand what is the opportunity on the gross product margin side and why aren't the gross margins higher, kind of in the 40-ish range?

CATHY JESSUP - The Topps Company - VP and CFO

I guess the first thing is as we go through the year, I expect that they will climb somewhat and that they will be above what they were last year. And as we've said, there are a number of good things going on on the confectionary business. We have reevaluated, reengineered a number of our products to take out some sort of high-cost, low-value-added elements of the products. We have received some rebates from our manufacturers -- that is on the confectionary side. On the sports side, we have reduced our prepress development costs.

And so when you add all that up, there's probably 3 to $4 million in costs that have been taken out on the gross profit line to date, not all of which you're seeing in the first quarter, but you will begin to see that as we go throughout the year.

DAN KILMURRY - UBS - Analyst

Is it unfair to say that as an overall, this Company could operate with a 40%
gross margin, or is that just out of the question?

CATHY JESSUP - The Topps Company - VP and CFO

First of all, because we're buying from third parties, we've got a little bit of a cost advantage there. But you've got to be careful, I think, who you compare us with if you're looking at the gross profit line. I mean, it's really not apples to apples.

ARTHUR SHORIN - The Topps Company - Chairman and CEO

We are principally an outsource company at this point.

CATHY JESSUP - The Topps Company - VP and CFO

That's right. If you compare us with a Tootsie, they have different economics, a different economic structure.

OPERATOR

[Ned Davis, Tekonek Group].

NED DAVIS - Tekonek Group - Analyst

I'd like to try to get a little more clarification on the unallocated overhead figure. In your guidance, could you tell us exactly what you are projecting for that figure for the rest of the fiscal year?

                                      -15-

CATHY JESSUP - The Topps Company - VP and CFO

Sure. I expect our indirect -- which is what we call it -- our indirect overhead to be in the range of about $29 million. That is a decrease of about $3 million from what it was a year ago. Again, we've talked about some of the good things that are going on there in terms of a reduction on pension and retiree medical, renegotiation of insurance, legal costs, a reduction in consulting. This is also where a large part of the benefit from the restructuring that took place last
September will fall. So we are actively attacking the indirect costs.

NED DAVIS - Tekonek Group - Analyst

In that $29 million figure, what I'm really driving at is how much of that is, should we call it noncontinuous once the proxy matter is over with and other things? Can you give us an idea of kind of what your pro forma operating overhead rate is?

CATHY JESSUP - The Topps Company - VP and CFO

If you don't mind, let me step back and give you a look at it bigger picture, because it's a little hard -- there's a lot of change going on and I think maybe just to start at the top and go through it would be another way of addressing your question.

You know, we have got -- our SG&A is about $100 million, of which roughly $30 million is marketing and advertising, which is obviously critical to driving the top line of the business. So that gives us about $70 million in overhead within
SG&A.

There's a certain component of that that I think this probably fixed, particularly for a public company. So we've got public company expenses, we've got some legal costs, insurance. We have whittled those down, but we're now to a point where it's going to be hard to -- we can't eliminate our insurance, obviously, or our legal costs.

So there's probably $10 million of expenses there that are pretty much fixed, which gets us to I'd say somewhere in the range of $60 million of overhead costs, which is our focus. That includes obviously the direct and the indirect.
From our vantage point, we're focusing on it -- on the whole thing.

Against that $60 million, we have made or announced reductions of about $9 million, and those are the two headcount reductions, the indirect cost savings on the pension and retiree medical that I talked about. We have done some other cost-saving initiatives in some of our other operations. We have downsized our
Internet support group. So there's a bunch of things that are going on. That $9 million is roughly 15% reduction in our costs base that we have to work with. I think that's how we look at it.

NED DAVIS - Tekonek Group - Analyst

I appreciate that granularity. I guess it's still a little bit difficult as an outsider to get a handle exactly where this settles out. Maybe another way of asking the question was if you finish your cost reduction program and you take out all the extraordinary things

                                      -16-

relating to the proxy, etc., etc., and just really look at your vision of the
Company as an ongoing firm with the two divisions, what is a realistic range for that indirect overhead?

CATHY JESSUP - The Topps Company - VP and CFO

I hate to -- not to be evasive, but this is an ongoing project and I think our view is that we've made good progress with the 9 million, but we're not done.
And we are continuing to evaluate, and I think there are some both short-term opportunities as well some perhaps longer-term opportunities that we're working
on.

NED DAVIS - Tekonek Group - Analyst

Then one other thing. You mentioned the cost of being a public company. Can you give us just a rough figure of what the annualized rates are?

CATHY JESSUP - The Topps Company - VP and CFO

I'd estimate that at about $2 million.

OPERATOR

(OPERATOR INSTRUCTIONS). Randy Saluck, Mortar Rock Capital.

RANDY SALUCK - Mortar Rock Capital - Analyst

My questions are answered. Thanks.

OPERATOR

(OPERATOR INSTRUCTIONS).

ARTHUR SHORIN - The Topps Company - Chairman and CEO

Operator, I guess we have time for one more or so, but if there isn't, I will conclude.

OPERATOR

At this time, I will turn the conference back over to Mr. Arthur Shorin. We have no questions in the queue.

ARTHUR SHORIN - The Topps Company - Chairman and CEO

Thank you, operator. I just, in closing, I'd just like to reiterate that the
Board and management are committed to the pursuit of enhanced stockholder value.
We have a solid plan to achieve that goal. And I look forward to talking with you again after Q2. Happy holiday to everybody. Cheers.

OPERATOR

That does conclude today's Topps Company first-quarter fiscal 2007 conference call. You may disconnect at this time. We do appreciate your participation.

                                      -17-